Exhibit 10.1

AMENDMENT

TO

2006 INCENTIVE AWARD PLAN

OF

CHEROKEE INC.

a Delaware corporation

The undersigned, Russell J. Riopelle, hereby certifies that:

1.             He is the duly elected and acting Chief Financial Officer of Cherokee Inc., a Delaware corporation (the “Company”).

2.             The second sentence of Section 2.1(a) of the Company’s 2006 Incentive Award Plan (the “Plan”) is amended and restated to read in its entirety as follows:

“The aggregate number of such shares which may be granted pursuant to awards under the Plan shall not exceed Seven Hundred Fifty Thousand (750,000).”

3.             The words “with respect to the 250,000 shares of Common Stock authorized for grant in Section 2.1 hereof” that appear in Section 2.2 of the Plan shall be amended to read “with respect to the shares of Common Stock authorized for grant in Section 2.1 hereof.”

4.             Section 12.2(d) of the Plan is amended and restated to read in its entirety as follows:

“(d) Notwithstanding any provision in this Plan to the contrary but except as otherwise permitted by Section 12.3 of the Plan, the following actions shall require stockholder approval: (i) the reduction of the exercise price of any Option or Stock Appreciation Right granted under the Plan or (ii) the cancellation of an Option or Stock Appreciation Right at a time when its exercise price exceeds the Fair Market Value of the underlying shares of Common Stock, in exchange for another Option, Stock Appreciation Right, other Award or cash payment.  Notwithstanding the foregoing, canceling an Option or Stock Appreciation Right in exchange for another Option, Stock Appreciation Right or other Award with an exercise price or purchase price that is equal to or greater than the exercise price of the original Option shall not be subject to stockholder approval.”

5.           Except as set forth herein, the 2006 Plan shall remain in full force and effect.

Dated: June 4, 2010

/s/ Russell J. Riopelle
Russell J. Riopelle, Chief Financial Officer